Exhibit 99.2

                                     RadiSys
                             Third Quarter Earnings

                                October 15, 2003
                                   4:00 pm CT

Conference Coordinator: Good day everyone and welcome to the RadiSys Third
                        Quarter Earnings conference call. At this time all lines are in a listen-only mode. There will be an opportunity for questions later in the program.

                        At this time I would like to turn the program over to President and CEO, Mr. Scott Grout. Go ahead please sir.

Scott Grout:            Thank you. Good afternoon everybody and thank you for
                        participating in the RadiSys Third Quarter conference call. In this call we will review our results for the third quarter as well as our outlook for the fourth quarter and then open the call up for questions.

                        Participating with me today on the call are Julia Harper, our Chief Financial Officer, Brian Bronson, our Treasurer and Corporate Controller, and myself, Scott Grout, President and CEO.

                        Before we begin the call I'd like to turn the call over to Julia for a caution about forward-looking statements.

Julia Harper:           Thanks Scott. Any statements on this call regarding
                        future expectations for the business of RadiSys constitute forward-looking statements that involve a number of risks and uncertainties. We caution you not to place undue reliance on these statements.

                        Factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in our press release today which may be found on our web site at www.RadiSys.com and in our SEC filings including our 2002 annual report on Form 10-K.

                        All information in this call is as of October 15, 2003. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

                        Now I'll turn it back to you Scott.

Scott Grout:            Thank you Julia. We are very pleased with our results
                        for the third quarter and I am proud of the team for the results that they were able to achieve. We delivered sequential and year over year growth in both revenues and earnings and generated over $4 million in cash flow for the quarter.

                        We also had another strong quarter for design wins with new wins spread across a number of diverse applications including solutions for gateways, clinical diagnostic systems, security monitoring systems, and test and measurement systems.

                        We also continued to make meaningful progress on our product portfolio announcing a number of industry firsts including the SYS50, a fully integrated CompactPCI 2.16 platform, a dual processor, high density PRPMC based on Intel's IXC1100 control plane processor, and a fully integrated 2.16 dual OC-3c ATM-to-IP gateway line card.

                        As you know, RadiSys serves three end markets -- Commercial Systems, Service Provider Systems, and Enterprise Systems. Revenues for the third quarter were derived across these three end markets as follows:

                        Thirty nine percent or $19.4 million of our revenues were from the Service Provider System segment which includes public network infrastructure such as wireless networks, enhanced services, and advanced messaging. Wireless networks represented 27% of the total revenue for the quarter.

                        Thirty two percent or $16.4 million of our third quarter revenue was from the Commercial Systems segment which includes medical systems, transaction terminals, test and measurement, and semiconductor and manufacturing capital equipment. Medical systems represented 10% of the total revenue for the quarter.

                        Twenty nine percent or $14.4 million of our revenue was derived from Enterprise Systems segment that includes storage systems, network security, datacomm, IT infrastructure, enterprise networking, and communications.

                        A critical attribute of our business is that we have achieved a diversified set of revenues across three distinct end markets and a number of sub-segments within these end markets.

                        In these last three quarters we have seen revenue swings between our three segments. Given the dynamics of these markets, there will likely continue to be general fluctuation from quarter to quarter but there is really nothing worthy to note from a trend perspective. Our view at this time is that on average each of our three markets will represent roughly 1/3 of our total revenues.

                        Our top five customers for the quarter were Avaya, Diebold, IBM, Nokia, and Nortel, and collectively they represented about 60% of our total revenue for the quarter. Nokia and Nortel were 10% or greater customers.

                        From a geographic perspective approximately 50% of our business was in North America, 44% in Europe, and 6% in Asia Pacific. As with our product market segments there has been and likely will continue to be fluctuations from quarter to quarter.

                        On average we currently anticipate approximately 50% to 55% of revenue from North America, 35% to 40% coming from Europe, and 5% to 10% coming from Asia Pacific.

                        In the third quarter our team achieved 11 new design wins across a number of different end markets. As always, we define a design win as a project that's estimated to ramp to more than $500,000 in revenue per year assuming full production is realized.

                        Of the 11 new wins, five are of significant size -- each of which is estimated to produce more than $2 million per year in revenue assuming full production. Six of the wins were in the Enterprise Systems segment, four of the wins were in the Commercial Systems segment, and one of the wins was in the Service Provider segment.

                        These design wins are based on leading RadiSys technology embedded products that provide high end compute platforms, high speed packet and image processing, and secure network interfaces.

                        Many of our embedded systems are hybrid hardware and software solutions that require fairly deep expertise in system level design and integration. Our embedded systems enable our customers to bring better products to market faster and at a lower total cost.

                        As discussed earlier, end market applications for the quarter's design wins included gateways, clinical diagnostics, security monitoring, and test and measurement systems.

                        Before I turn the call back over to Julia to discuss the financials, I would like to introduce two key new members of our team.

                        First I would like to welcome Ken Bradley who has been elected to serve on our Board of Directors. Ken is currently CEO of CoreSim, a company specializing in advanced system design analysis and product life cycle management. Prior to CoreSim, Ken was with Nortel Networks, most recently as Nortel's Chief Procurement Officer.

                        During his 30 year career in technology, Ken has held several international executive positions in supply chain management, operations, and technology development including Vice President Supplier Strategy, Senior Managing Director of Nortel Communications Joint Venture in China as well as Vice President of the China Joint Venture Program.

                        Ken is a degreed electrical engineer and a member of the Professional Engineers of Ontario. His experience in building world-class supply chain management, his customer perspective, and his first-hand knowledge of building and operating successful operations in China will be of significant value to RadiSys going forward.

                        Also I would like to introduce and welcome Chris Lepiane as our new Vice President of Worldwide sales. In this role Chris will lead our worldwide sales organization and will be focused on driving customer and business expansion around the globe.

                        Prior to joining RadiSys Chris was Vice President of Worldwide Sales for Lightspeed Semiconductor. He has also held a number of other management level positions within Oplink Communications and Agere.

                        Chris brings to us over 20 years of leadership experience in building strategic customer relationships and selling solutions to global system makers. Chris holds a Bachelor of Science from the University of Pittsburgh and an M.B.A. from the University of California.

                        With that I'd like to turn the call over to Julia who will cover more detail about our third quarter financial results.

Julia Harper:           Thank you Scott. Revenues finished at $50.2 million, up
                        $1.3 million or about 3% sequentially from the second quarter and up 5% from the same period a year ago. Net income for the quarter was $2.3 million or 12 cents per share.

                        Our gross margin percentage finished at 32.1% versus 32.6% last quarter. The decrease from last quarter was primarily attributable to a shift in product mix. We currently believe that gross margins will continue to be in the 32% to 33% range at similar revenue levels moving forward.

                        Operating expenses excluding intangible amortization totaled $12.3 million, down about $200,000 from prior quarter. Most of the decrease from the second quarter was in SG&A spending where we typically have higher expenses in the second quarter for marketing programs and trade shows such as SuperComm.

                        Our expectation for Q4 is that operating expenses will be up close to half a million dollars from Q3 which more closely approximates our run rate moving forward.

                        The increase is driven by additional engineering project expenses, costs associated with the ongoing upgrade of our SAP software, and the addition of a couple of key hires -- one of them of course being Chris in the VP of Sales role.

                        As a percentage of sales, R&D was 11.4%, down from 11.7% last quarter and SG&A excluding goodwill was 13.1% down from 13.9%. Intangible amortization remained constant at $765,000 this quarter.

                        Non-operating expenses were just under $800,000 for the quarter, down from about $900,000 last quarter due to a reduction in the currency impact of shifts between the dollar and the euro.

                        We elected to book a zero tax rate again this quarter and expect to book a zero tax rate for the full year. Based on our projected pre-tax income for 2003 including the $4.3 million loss in the first quarter on discontinued operations and our current estimate of permanent book tax differences, we feel it's likely that we won't have a significant tax liability this year. Longer term, we expect our tax rate to be in the mid-20s.

                        Our basic share count was 18 million and fully diluted equaled 18.7 million, up significantly from prior quarter due to an increase in the average fair market value of our stock, which increases the dilution impact of our outstanding options.

                        At current stock price levels, we expect our diluted share count for the fourth quarter to be slightly higher, between 18.9 and 19 million shares.

                        Now let's move on to the balance sheet. Our total for cash, short term and long term investments finished at $118 million, up from $114 million in the second quarter. Our net cash position continues to grow, up from $45 million last quarter to $49 million in Q3.

                        Net cash is defined as cash and investments less our convertible debt at face value.

                        As Scott mentioned, we generated $4.2 million of positive cash flow, about the same as in the prior quarter. Our trade receivables increased by $5 million to $34.7 million and DSO for the quarter was 63 days, up 8 days from the prior quarter.

                        The increase was primarily attributable to a shift in our plant linearity which was more back-end loaded this quarter. Typically we ship just under 40% of our shipments during the last month of a quarter and we shipped approximately 47% in the last month of this quarter.

                        We expect to see typical shipment linearity in the fourth quarter and should see DSO come back down to the mid-50s as our accounts receivable aging still looks very healthy.

                        Net inventory levels were flat this quarter at $27 million and inventory turns increased from 4.9 to 5, even on a $1.3 million increase in revenue. While we've not made the progress we expected this year on reducing inventory, we do believe we can reduce inventory in Q4 from current levels.

                        We're increasing the level of vendor managed inventory in our factories and we're reducing the amount of last-time buy inventory which we've been holding on behalf of our customers.

                        Our capital expenditures were $1.2 million during the quarter and we recorded depreciation expense of $1.3 million. Capital expenditures were about $500,000 higher than normal due mainly to the ongoing SAP upgrade that I mentioned previously.

                        For Q4 we expect to see capital expenditures between $1/2 million and $1 million and depreciation expense should continue at roughly the same rates.

                        Now I'll turn it back to Scott to talk about guidance for Q4.

Scott Grout:            Thank you Julia. Regarding our outlook for the fourth
                        quarter, please note that this is our view as of today and that this is a forward-looking statement subject to risks and uncertainties as discussed earlier and in our press release made available earlier today.

                        For the fourth quarter we currently expect both revenue and earnings to continue to grow slightly from that of our third quarter. We are very encouraged by the momentum that we've built over the past several quarters.

                        Revenues have grown sequentially every quarter this year and we've grown our earnings for eight quarters in a row. We've also generated close to $10 million in cash flow since the beginning of the year. We have diversified our business nicely and over the past year our team has achieved 30 new design wins across three diverse end markets.

                        Importantly, we've also strengthened our management team and our Board by adding top industry talent to enable us to further drive our market leading position.

                        Finally, we continue to focus intensely on our customers and provide them with integrated solutions that allow them to bring better products to market faster and at a lower cost.

                        And with that I believe we are ready to open up the call and take your questions.

Conference Coordinator: Thank you. If you would like to ask a question at this time, please signal us by pressing the Star 1 on your touchtone phone. We'll take questions in the order they are received. If you'd like to remove yourself from the queue you may do so by pressing the Pound key. Once again, to ask a question please press Star 1 at this time. We'll pause a moment before we take our first question.

                        Our first question today comes from (Matt Petkin), (D.A. David Penn) and Company. Go ahead please.

(Matt Petkin):          Hi, good afternoon. Scott, if you could, could you give
                        us a sense of maybe quantifying what up slightly means a little bit more, for this quarter up slightly meaning half a million or potentially more than that?

                        And also - and this I guess is part of Julia's comment about this last quarter being a back-end loaded quarter. Does that mean that you actually saw activity in the plant decrease at the beginning of this quarter or is that activity carried through?

                        If you could explain that a little bit more and then quantify what you're expecting for this quarter.

Scott Grout:            Sure. So I'll take the first one and maybe ask Julia to
                        address the second. Unfortunately we won't be quantifying what up slightly means on top line and bottom line. But it does represent continued growth for us going forward.

Julia Harper:           And on the linearity issue (Matt), so we did see some
                        strengthening toward the end of the quarter last quarter and we've seen that continue into this quarter.

(Matt Petkin):          Okay, and maybe if you can, you know, in very vague
                        terms generalizing, are you starting to see new designs enter production, are unit volumes in existing designs starting to increase? And if so, in what end markets are you seeing, you know, if any trends, you know, trends that you can talk about.

Scott Grout:            Well certainly as we've gone through the year we've seen
                        stabilization in lots of our end markets and a little bit of growth in the number of our end markets. As Julia mentioned, we've seen strength in Q3 that looks like it is continuing into Q4. And at this point it's relatively broad based.

(Matt Petkin):          Okay, meaning that strength is coming both in terms of
                        unit activity with existing designs as well as new designs entering production maybe ahead of schedule?

Scott Grout:            Yes, that is true (Matt).

(Matt Petkin):          Okay, that's good for me now. Thanks.

Scott Grout:            Okay, great -- thanks (Matt).

Conference Coordinator: Once again, to ask a question please press Star 1 at this time.

                        We'll go next to (Rob Stone), S.G. Cowen Securities. Go ahead please.

(Rob Stone):            Congratulations Scott and team on putting up a nice
                        sequence.

Scott Grout:            Thank you (Rob).

Julia Harper:           Thanks (Rob).

(Rob Stone):            I wonder if you could comment Julia a little bit on
                        expense trends, sort of capacity not only factory wise but team wise. I know you've talked about a longer term target for operating margins eventually up in double digits. So I think you said the run rate in Q4 for expenses would be about 1/2 million higher. Where do you begin to see opportunity for more leverage?

Julia Harper:           So we do expect to see expenses up a little higher. But
                        although it's up about 1/2 million quarter over quarter, it's not up that much on a run rate basis. So Q3 was actually down a little bit from prior quarter.

                        We still fully expect to see the leverage at higher levels of revenue and I think what we've been pretty clear about saying (Rob) is that we think we get into that double digit territory on operating income around the $60 million mark and that view has not changed.

(Rob Stone):            Okay, so the earnings growth sequentially that you were
                        guiding to is primarily a function of revenue, not other material changes in the model?

Julia Harper:           Right.

(Rob Stone):            Okay. With respect to cap ex, I think you noted $1/2
                        million to $1 million for Q4. I know you haven't given any guidance for next year and we're all on our own in terms of figuring out what that revenue growth might be, but can you give us a sense of what a range of cap ex might be over the next 12 months?

Julia Harper:           So we're not really expecting to see any notable shift
                        in that. We still continue to expect it to run between $1/2 million and $1 million a quarter (Rob).

(Rob Stone):            Okay. And on the reduction in lap time by inventory, I
                        know for years one of the challenges RadiSys had was maintaining availability of parts for customer specific programs that had a longer lifetime perhaps than the components did.

                        How are you managing that down? Is it the customers that are taking responsibility for customer specific inventory, or how do you achieve reducing those customer specific components?

Julia Harper:           So there's a variety of things contributing to it. I'd
                        say the two biggest ones are we are seeing our customers take more responsibility in some cases. And then we're also I think getting smarter about how we design parts into things and at what point in their life cycle we're designing them in so that we won't run into this issue quite as much as we have in the past.

(Rob Stone):            Great. Thanks very much.

Scott Grout:            Thanks (Rob).

Conference Coordinator: We'll take a question from (David Dulley), Wells Fargo.
                        Go ahead please.

(David Dulley):         Yes, good afternoon. Congratulations on a nice quarter.

Scott Grout:            Thank you (David).

Julia Harper:           Thanks (David).

(David Dulley):         Julia, you mentioned something about margins being down
                        sequentially due to mix. Can you just give us a little bit more flavor?

Julia Harper:           So probably not going to go into a lot of detail there
                        (Dave), but we do have some variability in our margin rates tied to, you know, low end versus high end products as well as high volume versus low volume customers.

                        And so we saw some shifts there that just took the overall margin down a little bit, but as I mentioned I think we're expecting to see that move back up next quarter a little bit.

(David Dulley):         Okay well when I look at the revenue breakouts to
                        summarize what you just said in looking at the revenue breakouts, your commercial systems revenue went down pretty dramatically and your service provider went up pretty dramatically. So I'm imagining that's the key reasons behind the shift in the margins.

Julia Harper:           So sometimes there is a link there but I would say not
                        consistently. So it would be dangerous to draw that conclusion on an ongoing basis.

Scott Grout:            Yeah, it does vary program by program within each of the
                        segments.

(David Dulley):         Right.

Julia Harper:           But it's not that straightforward. So we have some
                        higher margin and lower margin deals kind of across our product lines in each market frankly.

(David Dulley):         Okay. You mentioned - Scott mentioned that there was
                        really no trends to the revenue breakout. I guess I would agree looking over the last three quarter there are no trends but there are certainly some huge changes in bucket to bucket. I was wondering if you might comment on why your wireless business was up 46% sequentially.

Julia Harper:           So we did see some strength in shipments to support
                        2-1/2.5 deployment and we've also seen a pick-up in our shipments for the FlexiServer product to Nokia.

Scott Grout:            Which is a product that we just introduced this summer.

(David Dulley):         Okay, so perhaps a little bit of still the channel going
                        on there?

Julia Harper:           Yeah, that's a fair thing to say.

(David Dulley):         Then, you know, you look at some of your other pieces of
                        business, you know, and my impression is the higher margin businesses in the commercial systems and inside that the medical equipment businesses, those are both down on average about 20% sequentially. Is there anything that can be gandered from those businesses being down?

Julia Harper:           No, we've got a lot of lumpy customers in that business
                        and it just goes up and down from time to time without a real trend there that we're worried about.

Scott Grout:            Yeah, we don't see a trend shift going forward by
                        segment or within the medical sub-segment.

(David Dulley):         Well with all these big changes that are going on in
                        these segments of businesses, you know, you kind of mentioned that things are going to be 1/3, 1/3, 1/3 and you look at, you know, things certainly change - move around a lot in these buckets on a quarterly basis. I'm wondering how you come to your overall guidance with all these moving pieces moving around so much.

Scott Grout:            I would say Q3 we probably had more movement than would
                        be normal. We expect it to wiggle back and forth quarter to quarter. Q3 probably had a little bit more than average. As we've said all along, we do have pretty good visibility a quarter out into specific customer programs and what their requirements are going to be. That visibility continues to be pretty solid.

(David Dulley):         And can you give us any flavor as to, you know, however
                        you want to say it, where you saw strength in the quarter and what continues to be strong. You know, should I just look at these numbers and see what was up and assume that's kind of what's continuing to be up and what's continuing to be down? Or is there shift going on that we are unaware of yet?

Scott Grout:            So no (Dave). As we mentioned, there is no shift or
                        change in general trends that we're seeing. It's just quarter to quarter volatility. And going forward we expect it for the foreseeable future to continue about
                        1/3, 1/3, 1/3.

(David Dulley):         Okay. One final question for me and then I'll turn it
                        over to somebody else is when you talk about revenues being split 1/3, 1/3, 1/3 but the design wins have definitely been skewed in not 1/3, 1/3, 1/3 pattern. So how should we interpret those two things over time?

Scott Grout:            Well a couple of comments. One, I would say from a count
                        basis they may not, but what you don't get visibility into is the size of the design wins. Second, this is a little bit of catching up and getting back to a balanced view on enterprise side and on commercial side.

Julia Harper:           We still have a lot of good service provider deals in
                        the funnel and expect to win service provider deals and seek that business out going forward.

(David Dulley):         Okay, thank you.

Scott Grout:            Thanks (Dave).

Julia Harper:           Thanks (Dave).

Conference Coordinator: Once again, to ask a question please press Star 1 at this time.

                        We have a follow up question standing by from (Matt Petkin). Go ahead please.

(Matt Petkin):          I may have missed it. Did you give the overall
                        percentage from your top five customers but that was interpreted total revenue contribution?

Julia Harper:           Yeah, it's 60% (Matt).

(Matt Petkin):          Okay, what was that last quarter? Do you have that
                        handy?

Julia Harper:           Fifty four.

(Matt Petkin):          Okay. And then can you quantify pricing trends and by
                        that I mean both, you know, with some of the same products, legacy products. And then also what you're seeing, you know, clearly you saw some decent sized new design wins this quarter. But are you continuing to see increases in pricing as a result of higher IT in your products? What do you see there?

Scott Grout:            Yes, a couple of things going on. One being increase in
                        pricing due to a higher IT content as you had mentioned.
                        And then general price reductions that we're seeing across the board are definitely there, but it's nothing too onerous.

(Matt Petkin):          Okay, and there's - can you - again, I feel bad because
                        we're all interested in what's going on next year. But clearly it's tough to say. But Scott when you talk with customers, are you seeing increases in at least what I wouldn't call it quote activity, but interest in starting to talk about designing new products, new design activity overall for next year? What's the sense amongst the customer base of how this recovery will shape up?

Scott Grout:            So just a couple of brief comments on that. In terms of
                        our customer base across all the segments I think they're starting to come to a pretty good perspective about where they're going to be investing and what new products they're going to be introducing. For some segments that's a little bit different than it has been for the last couple of years. So I think they're starting to get resolution on what their product plans are, marketing strategies are.

                        We can continue to see an increase in the adoption of the kind of model that RadiSys provides where the customer will do some element of the design and then they will go to a partner like RadiSys to also do a big part of the supply and design. So that trend continues.

                        In terms of overall economic outlook for next year across the customer set, so I would say there's some cautious optimism there. So we've gone from sort of stabilization to people, you know, starting to cautiously feel a little bit better about what next year might look like.

(Matt Petkin):          Okay, thanks.

Scott Grout:            I think as we get into '04 and actually see capital
                        budgets set across all these different end markets, hopefully that will help a little bit understand what next year will be like.

Conference Coordinator: We have a follow up question standing by from (David
                        Dulley). Go ahead please.

(David Dulley):         You guys, can you just give me your perspective overall
                        on what's kind of going in the datacomm marketplaces?
                        You know, there seems to be some fairly strong indicators of other people in the food chain such as yourself like when you look at the circuit board guys such as Paradigm, they had their business with services
                        Cisco be up 49% sequentially in orders.

                        And I'm just wondering, have you started to see things really start to shake loose in that segment since you're probably a good leading indicator of results there as well.

Scott Grout:            Yeah, so we're certainly seeing some strength there on
                        both design win side as well as overall business.
                        Personally I've always believed that we'll probably see the tech recovery start on sort of the enterprise type equipment and then make its way into service provider.
                        That's a pretty global growth statement. But from a design win perspective and from a new business perspective, it is strengthening.

(David Dulley):         So do you think we've started to see our first signs of
                        recovery in this segment?

Scott Grout:            I sure hope so.

(David Dulley):         Thanks for the insight.

Scott Grout:            Okay, thanks (Dave).

Conference Coordinator: At this time we have no further questions in the queue.
                        I would like to turn the program back over the speakers for any additional remarks.

Scott Grout:            Okay. Well I wanted to thank everybody again for
                        participating on the call and for your continued support and I look forward to seeing most of you over the next quarter ahead. Thank you.

Conference Coordinator: Thank you for your participation. You may disconnect at any time.

                                       END